Exhibit 10.1

DESCRIPTION OF 2016 CASH BONUS PLAN

In February 2016, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), approved performance-based bonus opportunities for the Company's senior management group (the "Program") under the Company's 2006 Omnibus Incentive Plan, as amended (the "Plan").  As set forth in the Plan, the Committee may choose from a range of defined performance measures.

Under the Program, and consistent with the objectives of the Plan, certain employees, including the Company's named executive officers, may receive bonuses upon satisfaction of fiscal 2016 consolidated adjusted earnings per share targets (and, for Sam Hough and Jim Brower, the satisfaction of fiscal 2016 operating income and operating ratio targets established for the Company's subsidiaries, Covenant Transport, Inc. ("CTI") and Star Transportation, Inc. ("Star"), respectively) (collectively, the "Performance Targets").  Each applicable Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's 2016 year-end annualized salary to determine the employee's bonus.  Pursuant to the Program, in 2016 the Company's named executive officers are eligible to receive performance bonuses as follows: (i) David Parker may receive between 32.5% and 130.0% of his 2016 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (ii) Joey Hogan may receive between 30% and 120.0% of his 2016 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (iii) Richard Cribbs may receive between 25.0% and 100.0% of his 2016 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, (iv) Sam Hough may receive between 7.5% and 30.0% of his 2016 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, and between 17.5% and 70.0% of his 2016 year-end annualized salary depending on the Performance Targets achieved for CTI, if any, and (v) Jim Brower may receive between 7.5% and 30.0% of his 2016 year-end annualized salary depending on the consolidated Performance Targets achieved, if any, and between 17.5% and 70.0% of his 2016 year-end annualized salary depending on the Performance Targets achieved for Star, if any.  The performance bonuses based upon consolidated Performance Targets are subject to a 10.0% upward or downward adjustment depending upon year-over-year net income margin percent improvement/decline of the Company compared to five peer companies.

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